EX. 99.11

January 16, 2015

Board of Managers
JNL Variable Fund LLC
1 Corporate Way
Lansing, Michigan 48951

Re:  Opinion of Counsel - JNL Variable Fund LLC

Ladies and Gentlemen:

I have acted as counsel to the JNL Variable Fund LLC, a Delaware limited liability company ("Fund"), in connection with the Fund's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission ("Commission") on or about January 16, 2015 (the "Registration Statement"), registering an indefinite number of Class A and Class B of Shares of Beneficial Interest (no par value) of the series of the Fund listed in Appendix A attached hereto as "Acquiring Fund" ("Shares") to be issued pursuant to the Plan of Reorganization ("Plan") by and between the Fund, on behalf of the Acquiring Fund and the corresponding series of the Fund listed in Appendix A as "Acquired Fund."  The Plan provides for (1) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange for Acquiring Fund Shares having an aggregate net asset value equal to the Acquired Fund's net assets; (2) the Acquiring Fund's assumption of all the liabilities of the Acquired Fund; (3) the distribution to the respective members of the Acquiring Fund Shares; and (4) the complete termination of the Acquired Fund.

In connection with this opinion, I have examined the following documents:

(a)	the Registration Statement;
(b)	the Plan;
(c)
a copy of the Fund's Certificate of Formation and Amended and Restated Operating Agreement (collectively, "Operating Agreement") on file in the office of the Secretary of State of the State of Delaware; and

(d)	certain votes of the Managers of the Fund.

In such examination, I have assumed the accuracy and completeness of each document, the genuineness of all signatures on original documents, the authenticity of all original documents reviewed by me, the conformity to original documents of all documents reviewed by me as facsimile, electronic, certified, conformed, or photostatic copies thereof, the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof and the legal competence of such individual executing any document. I have also assumed, for the purposes of this opinion, that the Plan, in substantially the form reviewed by me, are duly delivered by the parties thereto and that all of the conditions set forth in the Plan of Reorganization included in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the State of Delaware (other than the Delaware Securities Act, as to which I express no opinion) as applied by courts in such State.

I understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Plan and the Fund's Operating Agreement, will be legally issued, fully paid and non-assessable, except that members of the Fund may under certain circumstances be held personally liable for the Fund's obligations.

A copy of the Fund's Certificate of Formation is on file with the Secretary of State of the State of Delaware. I note specifically that the obligations of or arising out of the Plan are not binding upon any of the Fund's managers, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Fund in accordance with its interest under the Plan. I further note that the assets and liabilities of each series of the Fund are separate and distinct and that the obligations of or arising out of the Plan are binding solely upon the assets or property of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/Susan S. Rhee

Susan S. Rhee
Vice President, Counsel & Secretary

Appendix A

Acquired Fund	Acquiring Fund
JNL/Mellon Capital Value Line® 30 Fund, a series of the Fund	JNL/Mellon Capital S&P® 24 Fund, a series of the Fund